Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

NeuroBo Pharmaceuticals, Inc.

Boston, Massachusetts

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated August 30, 2019 (except for the subsequent event in Note 10, as to which the date is October 10, 2019), relating to the consolidated financial statements of NeuroBo Pharmaceuticals, Inc. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

October 10, 2019